Exhibit 99.1

NEWS RELEASE

Company Contact:

Gastar Exploration Ltd.

Michael Gerlich, Vice President and CFO

713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:

Lisa Elliott / Anne Pearson

DRG&E : 713-529-6600

FOR IMMEDIATE RELEASE	lelliott@drg-e.com / apearson@drg-e.com

GASTAR EXPLORATION AGREES TO SELL $100 MILLION OF

12 3/4% SENIOR SECURED NOTES

HOUSTON, TX, November 16, 2007 – Gastar Exploration Ltd. (AMEX: GST and TSX: YGA) today announced that its wholly owned subsidiary, Gastar Exploration USA, Inc., has agreed to sell $100 million aggregate principal amount of 12 3/4% senior secured notes due 2012 at an issue price of 99.50% (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Act”), to non-U.S. persons outside the United States under Regulation S of the Act and to institutional accredited investors within the meaning of Rule 501(a) of the Act. Estimated proceeds from the offering of $92.8 million, net of fees and expenses, will be used to repay existing indebtedness and for general corporate purposes. The closing of the private placement is subject to customary closing conditions.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Act”), and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and applicable state laws.

This announcement does not constitute an offer to sell, or the solicitation of offers to buy, any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.

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